                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                             (AMENDMENT NO. 1) (1)

                              IMMERSION CORPORATION
                     ---------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK ($0.001 PAR VALUE)
                     ---------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    452521107
                     ---------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2000
                     ---------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

     CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
                               SCHEDULE IS FILED:

                                [ ] RULE 13d-1(b)
                                [ ] RULE 13d-1(c)
                                [X] RULE 13d-1(d)

         (1) THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
       REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE
          SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
        CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
                             IN A PRIOR COVER PAGE.

       THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL
        NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE
         SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO
             THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE
                   SUBJECT TO ALL OTHER PROVISIONS OF THE ACT
                            (HOWEVER, SEE THE NOTES).

                                PAGE 1 OF 4 PAGES


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CUSIP No. 452521107                     13G                    Page 2 of 4 Pages


1.   NAME OF REPORTING PERSON:  BRUCE SCHENA
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)[ ]
                                                                          (b)[ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:  U.S.A.

--------------------------------------------------------------------------------
NUMBER OF SHARES           5.  SOLE VOTING POWER               747,868
                           -----------------------------------------------------
BENEFICIALLY               6.  SHARED VOTING POWER
                           -----------------------------------------------------
OWNED BY EACH              7.  SOLE DISPOSITIVE POWER          747,868
                           -----------------------------------------------------
PERSON WITH                8.  SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------


9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:       747,868

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                                [X]

       Mr. Schena's shares include 4,734 shares held by Rita Schena as custodian for Mr. Schena's minor child under the California uniform transfers to minors act. Mr. Schena disclaims beneficial ownership of these shares.

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       4.05%

12.  TYPE OF REPORTING PERSON                                                 IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 452521107                     13G                    Page 3 of 4 Pages



Item 1.   (a)    Name of Issuer:  Immersion Corporation
          (b)    Address of Issuer's Principal Executive
                 Offices:
                 801 Fox Lane
                 San Jose, California 95131

Item 2.   (a)    Name of Person Filing:
          (b)    Address of Principal Business Office or, if
                 None, Residence:
                 801 Fox Lane
                 San Jose, California 95131
          (c)    Citizenship:  U.S.A.
          (d)    Title of Class of Securities:  Common Stock
                 ($0.001 par value)
          (e)    CUSIP Number: 452521107

Item 3.   Inapplicable

Item 4.   Ownership
          (a)    Amount beneficially owned: 747,868
          (b)    Percent of class:  4.05%
          (c)    Number of shares as to which such person has:
                 (i)   Sole power to vote or to direct the
                       vote:  747,868
                 (ii)  Shared power to vote or to direct the
                       vote:  0
                 (iii) Sole power to dispose or to direct the
                       disposition of:  747,868
                 (iv)  Shared power to dispose or to direct the
                       disposition of:  0

Item 5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.   Inapplicable

Item 7.   Inapplicable

Item 8.   Inapplicable

Item 9.   Inapplicable

Item 10.  Inapplicable

CUSIP No. 452521107                     13G                    Page 4 of 4 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 31, 2001
                       -----------------------------------
                                      Date

                                 /s/Bruce Schena
                       -----------------------------------
                                    Signature



                       Bruce Schena
                       Vice President, Chief Technology Officer
                       -----------------------------------
                                   Name/Title